FIFTH AMENDMENT TO EXPENSE LIMITATION AGREEMENT


THIS FIFTH AMENDMENT ("Amendment") to the Expense Limitation Agreement, as previously amended ("Agreement") between ICON Funds (the "Trust") and ICON Advisers, Inc. (the "Adviser") is made this 22nd day of November, 2004.

WHEREAS, the Trust and the Adviser entered into an Agreement whereby the Adviser agreed to pay expenses related to Class C, Class I and Class Z shares of the ICON Bond Fund, ICON Covered Call Fund, ICON Equity Income Fund and ICON Long/Short Fund (the "Funds") to the extent that Total Fund Operating Expenses of each class of the Funds exceeded the limits set forth in Schedule A to the Agreement.

The Trust and the Adviser hereby agree to amend the Agreement as follows:

1. The expense limitation for the ICON Bond Fund is hereby changed to 1.60% for Class C, 1.00% for Class I and 0.75% for Class Z.

2. The term of the Agreement as amended is hereby extended through January 31, 2006.

All other terms of the Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.


ICON FUNDS                            ICON ADVISERS, INC.



By:/s/Erik L. Jonson                  By:/s/Andra C. Ozols

Name: Erik L. Jonson                  Name: Andra C. Ozols

Title: EVP & CFO                      Title:EVP & GC